Exhibit 99.4
Email from Rajiv Ramaswami to Broadcom’s Infrastructure & Networking Group employees on
September 12, 2011
All,
You have probably seen Scott McGregor’s email announcing Broadcom’s intention to acquire NetLogic Microsystems. I wanted to provide a few additional thoughts as this is an enormously important announcement for Broadcom and for ING in particular.
I would also like to invite you to a special Town Hall Webcast today with Scott McGregor and Henry Samueli where we will discuss the significance of today’s news. You can register for the webcast here. If you are located in the Bay Area, we will host this event from the Zanker office in the café on the first floor and you are invited to attend.
Broadcom and NetLogic Microsystems’ products are highly complementary and can be found in many of the same customer platforms across multiple infrastructure end market segments. Today’s acquisition:
1.	Adds leading edge technology and enables delivery of integrated end-to-end platforms for our customers
•	Multi-core and knowledge-based processors and front end for wireless base stations

•	Enables Broadcom to deliver solutions that address all seven layers in the OSI model

•	Enhances system performance while lower customer development costs and risks
2.	Expands addressable market significantly
•	More than doubles Broadcom’s addressable market in infrastructure (to ~$12B)

•	Provides a meaningful entry into embedded processors

•	Enables significant opportunities in wireless infrastructure
3.	Financially compelling/value enhancing and excellent fit
•	Accretive to revenue growth, non-GAAP product gross margins and non-GAAP EPS

•	Fiercely competitive, energetic and engineering-centric cultures
Like Broadcom, NetLogic Microsystems has an exceptional team of engineers who are committed to innovation and technical leadership. I’m delighted to welcome the NetLogic Microsystems team to ING and to have NetLogic Microsystems’ CEO, Ron Jankov, join my staff as a senior vice president.
Over the next few days, Ron and I will be reaching out to our customers and partners to share today’s news and answer questions. We believe both companies’ customers will be pleased with today’s news.
We anticipate the deal will close in the first half of 2012. Until then, it is business as usual. Martin, Greg, Nick, Vinod, Kevin, Lorenzo and Dan — as well as your managers — are available to answer any questions. Please review the regulatory Dos & Don’ts document posted here. I cannot stress enough how important it is that we follow these guidelines while we wait for regulatory clearance.

Thanks,
Rajiv
Additional Information about the Merger and Where to Find It
In connection with the proposed transaction, NetLogic Microsystems intends to file a definitive proxy statement and other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stockholders of NetLogic Microsystems are urged to read the proxy statement and other relevant materials because these materials will contain important information about the proposed transaction. The proxy statement and other relevant materials, and any other documents to be filed by NetLogic Microsystems with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from NetLogic Microsystems’s website at www.netlogicmicro.com or by contacting NetLogic Microsystems Investor Relations at: investors@netlogicmicro.com.
Investors and security holders of NetLogic Microsystems are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.
NetLogic Microsystems and Broadcom and each of their respective executive officers, directors and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from NetLogic Microsystems’s stockholders in favor of the proposed transaction. A list of the names of NetLogic Microsystems’s executive officers and directors and a description of their respective interests in NetLogic Microsystems are set forth in NetLogic Microsystems’s annual report on Form 10-K for the fiscal year ended December 31, 2010, the proxy statement for NetLogic Microsystems’s 2011 Annual Meeting of Stockholders and the proxy statement and other relevant materials filed with the SEC in connection with the merger when they become available. Certain executive officers and directors of NetLogic Microsystems have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the proxy statement relating to the merger when it becomes available. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Broadcom’s executive officers and directors by reading Broadcom’s proxy statement for its 2011 Annual Meeting of Shareholders.